UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

SUNSHINE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-54280	36-4678532
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 East Park Avenue, Tallahassee, Florida		32301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (850) 219-7200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2011, John W. Madden and Jack P. Dodd notified the Board of Directors of Sunshine Financial, Inc. (the “Company”) and Sunshine Savings Bank (the “Bank”), the Company’s wholly owned subsidiary, of their intentions to retire from the Boards of Directors of the Company and the Bank, effective as of December 31, 2011.

On November 22, 2011, the Board of Directors, based on the recommendation of the Company’s Nominating Committee, also voted to increase the size of the Board from seven members to eight members and to appoint, effective January 1, 2012 and subject to receipt of any required regulatory approvals, Robert K. Bacon, Fred G. Shelfer, Jr. and Joyce E. Chastain (collectively, the “New Directors”) to fill the three vacancies created by the retirements of Directors Madden and Dodd and the increase in the size of the board.  The terms of the New Directors will expire at the annual meeting of shareholders to be held in 2012.  There is no understanding or arrangement between the New Directors and any other person pursuant to which the New Directors were appointed to the Board.

Each of the New Directors will qualify as an “independent director,” as that term is defined by applicable listing standards of the NASDAQ Marketplace Rules and by the Securities and Exchange Commission.

The Company has not determined which committees the New Directors may be appointed to at this time, as that determination will be made following the effective date of their appoints to the Board.

The New Directors will also be appointed to the Board of Directors of the Bank, subject to receipt of any required regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE FINANCIAL, INC

Date:	November 28, 2011	By:	/s/ Scott A. Swain
Scott A. Swain, Senior Vice President and Chief Financial Officer